Exhibit 99.1

NANOPHASE ACHIEVES RECORD FIRST QUARTER REVENUE

Romeoville, IL, April 24, 2008 – Nanophase Technologies (Nasdaq: NANX), a leader in nanomaterials and advanced nanoengineered products, announced that for the quarter ending March 31, 2008, total revenue was $3.05 million compared to $2.9 million in the first quarter of 2007. Gross margin as a percentage of revenue increased to 35%, versus 25% in the first quarter of 2007, while gross margin dollars increased 48%.

Nanophase continues to narrow its losses with increasing revenues and gross margin growth. Nanophase reported a net loss of $950,000, or $0.04/share, versus a net loss of $1.2 million, or $0.06 per share, in the first quarter of 2007. Management noted that of the $950,000 loss, approximately 71%, or $670,000, was due to non-cash items.

“Nanophase delivered another solid quarter, especially in a difficult economic environment,” noted Joseph Cross, Nanophase’s president and CEO. “In spite of some general and specific market caution entering 2008, comparing the first quarter of 2008 to the prior year, we experienced relatively solid customer demand in personal care and sunscreens, an 82% increase in architectural coatings revenues, twenty-five fold revenue growth in chemical/mechanical planarization nanomaterials, and 37% growth in biosensor nanomaterials. The Company’s revenue declined 26% for industrial coatings and plastics, primarily, we believe, reflecting one customer’s inventory build in the first and second quarter of 2007 that was not duplicated during the first quarter of 2008. We anticipate that industrial coatings and plastics revenues should improve over the next three quarters.”

Cross added: “As we have stated before, our business model requires developing unique value-added solutions that are ready to integrate into customers’ products and, therefore, command higher margins. We believe Nanophase’s consistent margin growth since 2005 has demonstrated that our model and market tactics are having positive effects. Our gross margin this past quarter continues that trend.”

“Operationally, Nanophase continues to perform at a high level with 100% on-time delivery and absolutely zero customer returns in the first quarter. The Company also ended the first quarter with over 875,000 hours, or over 420 man years, worked without a lost time accident – a quite exemplary record for a company of our size.”

Markets and Outlook

Cross noted that while first quarter revenue was encouraging, the Company continues to have limited visibility and is maintaining its 5 to 15% revenue growth estimate for 2008. “Using our improved market development and sales approach, we have made sound progress adding targeted new revenue opportunities to our stage gate sales process. While we continue to work closely with our market partners, we have been developing a greater in-house ability to directly market new nanomaterial-based solutions. To further that effort, we increased our sales staff this past quarter with the addition of an experienced chemical sales professional to expand targeted customer initiatives.”

“But, it remains pragmatically difficult for us to accurately forecast the speed of movement through the stage gates, the start of revenue generating activities, and the ensuing growth ramp,” Cross noted. “At this point, we anticipate that second quarter 2008 revenue will be relatively flat with the current quarter. We do not believe that the inventory build-up from two major customers that benefited the second quarter of 2007 will recur in 2008.”

Cross noted that the Company finished the first quarter with $16 million in cash and equivalents and should be adequately capitalized to meet its growth objectives in the foreseeable future. Nanophase believes that it has adequate facilities and equipment to support a $20-25 million revenue run rate, depending on product mix, and does not anticipate material capital spending during 2008.

Cross concluded: “We continue to expect an increased revenue run rate in the second half of 2008 based on market partner forecasts and opportunities that we are pursuing. As we see how the second quarter unfolds and have increased information on new opportunities, we will re-evaluate our 2008 outlook at the appropriate time.”

Nanophase has scheduled its quarterly conference call for April 24, 2008 at 4:00PM CDT (5:00PM EDT), which will be hosted by Joseph Cross, president and CEO, and Jess Jankowski, CFO. The call may be accessed through the Company’s website, www.nanophase.com, by clicking on the link under Investor Relations and Calendar of Events. If you are unable to attend, a replay will be available through May 1, 2008 by dialing 706-645-9291 and entering code 44233587, or by logging onto the Company’s website and following the above directions.

Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 49 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.

This press release contains words such as “expects”, “shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10K filed March 14, 2007, and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.

NANOPHASE TECHNOLOGIES CORPORATION

BALANCE SHEETS

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$1,234,033	$563,075
Investments	14,808,624	16,145,844
Trade accounts receivable, less allowance for doubtful accounts of $13,000 on March 31, 2008 and December 31, 2007	1,982,630	1,403,206
Inventories, net	1,129,825	1,085,364
Prepaid expenses and other current assets	373,838	298,464

Total current assets	19,528,950	19,495,953

Equipment and leasehold improvements, net	7,226,314	7,409,666
Other assets, net	624,108	781,266

	$27,379,372	$27,686,885

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of capital lease obligations	$44,092	$43,110
Current portion of deferred other revenue	127,273	127,273
Accounts payable	802,443	238,295
Accrued expenses	1,459,725	1,584,656

Total current liabilities	2,433,533	1,993,334

Long-term debt, less current maturities and unamortized debt discount	1,526,524	1,512,507
Long-term portion of capital lease obligations	20,032	31,430
Deferred other revenue, less current portion	42,425	74,243

	1,588,981	1,618,180

Contingent liabilities:	—	—

Stockholders’ equity:
Preferred stock, $.01 par value, 24,088 shares authorized and no shares issued and outstanding	—	—
Common stock, $.01 par value, 30,000,000 shares authorized; 21,116,369 and 21,088,068 shares issued and outstanding on March 31, 2008 and December 31, 2007, respectively	211,164	210,881
Additional paid-in capital	90,430,162	90,201,131
Accumulated deficit	(67,284,468)	(66,336,641)

Total stockholders’ equity	23,356,858	24,075,371

	$27,379,372	$27,686,885

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2008	2007
Revenue:
Product revenue	$2,942,722	$2,794,141
Other revenue	111,386	112,296

Total revenue	3,054,108	2,906,437

Operating expense:
Cost of revenue	2,000,208	2,193,275

Gross Profit	1,053,900	713,162

Research and development expense	438,695	524,164
Selling, general and administrative expense	1,694,068	1,410,259

Loss from operations	(1,078,863)	(1,221,261)
Interest income	167,221	99,626
Interest expense	(38,416)	(33,047)
Other, net	2,231	(69,345)

Loss before provision for income taxes	(947,827)	(1,224,027)

Provision for income taxes	—	—

Net loss	$(947,827)	$(1,224,027)

Net loss per share-basic and diluted	$(0.04)	$(0.06)

Weighted average number of basic and diluted common shares outstanding	21,106,607	19,005,846

NANOPHASE TECHNOLOGIES CORPORATION

STATEMENTS OF OPERATIONS—EXPANDED SCHEDULE

(Unaudited)

	Three months ended March 31
	2008	2007
Revenue:
Product revenue, net	$2,942,722	$2,794,141
Other revenue	111,386	112,296

Total revenue	3,054,108	2,906,437

Operating expense:
Cost of revenue detail:
Depreciation	238,044	280,080
Non-Cash equity compensation	16,771	14,402
Other costs of revenue	1,745,393	1,898,793

Cost of revenue	2,000,208	2,193,275

Gross profit	1,053,900	713,162

Research and development expense detail:
Depreciation	58,458	55,362
Non-Cash equity compensation	31,032	45,230
Other research and development expense	349,205	423,572

Research and development expense	438,695	524,164

Selling, general and administrative expense detail:
Depreciation and amortization	24,094	19,098
Non-Cash equity compensation	152,660	146,704
Patent abandonment charge	168,050	—
Other selling, general and administrative expense	1,349,264	1,244,457

Selling, general and administrative expense	1,694,068	1,410,259

Loss from operations	(1,078,863)	(1,221,261)
Interest income	167,221	99,626
Interest expense	(38,416)	(33,047)
Other, net	2,231	(69,345)

Loss before provision for income taxes	(947,827)	(1,224,027)
Provision for income taxes	—	—

Net loss	$(947,827)	$(1,224,027)